Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to The Princeton Review, Inc. 2000 Stock Incentive Plan, as amended, of our report dated March 30, 2007 (except for Notes 11 and 14, as to which the date is March 17, 2008 and Note 3, as to which the date is March 16, 2009), with respect to the consolidated financial statements of The Princeton Review, Inc. included it its Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

New York, NY
March 30, 2009